Exhibit 10.2

2020 SALARY WAIVER AND NONQUALIFIED STOCK OPTION GRANT PLAN

under the

ACCELERATE DIAGNOSTICS, INC.

2012 OMNIBUS EQUITY INCENTIVE PLAN

SALARY WAIVER AGREEMENT (2020)

Instructions

Please type or print in ink. Return all pages to Gretchen Strohminger, Head of Human Resources by close of business on December 19, 2019. Please keep a copy for your records. You may not change or revoke your elections for the 2020 Salary Equity Program after market close (2pm AZ local) December 31, 2019.

Agreement

I have been offered an opportunity to participate in the 2020 Salary Waiver and Nonqualified Stock Option Grant Plan (the “Plan”), established pursuant to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (the “2012 Plan”). I have read and I understand the terms and conditions of the Plan and the 2012 Plan (and its accompanying prospectus), make the elections set forth below, and hereby authorize the Company to irrevocably reduce by base compensation for 2020 as indicated in this Agreement. I understand that the elections made below will be effective January 2020 and that the elections made below will become irrevocable unless I change or revoke the elections prior to market close on December 31, 2019. In the event of any conflict between the terms of the Plan and this Agreement, I understand that the terms of the Plan shall control. By signing this Agreement, I agree to be bound by the terms and conditions of this Agreement and the Plan.

1.	To the extent not specifically defined in this Agreement, I understand that all capitalized terms used in this Plan shall have the meanings set forth in the 2012 Plan. _________(initial)

2.	I hereby elect to participate in the Plan and agree to an irrevocable reduction in my 2020 base compensation by $_________ (no less than $5,000 and in increments of $5,000 subject to the maximum amount described in the Plan) in exchange for the Nonqualified Stock Option Grant described below and in the Plan. I understand that this reduction in base compensation will be effective January 2020, will impact 26 pay periods in the 2020 calendar year, which begin with the January 17th pay date and end with the December 31st pay date, and that such reduction is irrevocable. I further understand that elected wages cannot exceed 50% of my gross salary, or result in a gross annual salary less than the statutory minimum wage in my state. _________(initial)

3.	In exchange for the waived base compensation amount identified above, I understand I will be granted a Nonqualified Stock Option in January of 2020 and that the number of shares subject to such Option will be determined by multiplying the dollar amount set forth above by four (4) and dividing such amount by the 30 [calendar] day trailing average closing price of the Stock as of December 20, 2019, with such amount rounded to the nearest whole share. _________(initial)

4.	I understand the exercise price of the Option will be the closing price for the Stock as reported on the New York Stock Exchange on the date immediately preceding the Date of Grant and that the Option will vest and become exercisable in equal monthly installments, on the last day of each month, over 12 months, with the first installment vesting on January 31, 2020. _________ (initial)

5.	I understand that the Option will continue to vest based on my continued full-time employment and that if I terminate employment for any reason, the unvested portion of the Option will be forfeited and that I will have a limited time to exercise the vested portion, if any, of my Option. _________(initial)

6.	I understand that the Option will continue to vest based on my continued full-time employment and that if I change status to part-time employment, the unvested portion of the Option will be forfeited and a new employment contract will be established based on my part-time status. _________(initial)

7.	I understand that participation in the Plan shall not be construed to confer upon me any right to continued employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate my employment at any time. _________(initial)

8.	I understand that all other terms and conditions of the Option will be set forth in the Company’s standard form of Notice of Grant of Nonqualified Stock Options and the related Nonqualified Stock Option Award Agreement, and I acknowledge having received a sample copy of the standard form of Notice of Grant and Award Agreement. _________(initial)

9.	I acknowledge that neither the Company nor any of its representatives has provided me with any tax-related advice with respect to the matters covered by the Plan, the 2012 Plan or this Agreement and I understand and acknowledge that I am solely responsible for obtaining my own tax and financial advice with respect to the matters covered by the Plan, the 2012 Plan and this Agreement. Because of the complexities of the tax laws, the Company has encouraged me to consult a tax advisor as to my individual circumstances. _________(initial)

10.	I understand that any Option granted pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By participating in this Plan and accepting the Option, I agree to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company. _________(initial)

11.	I understand that it is my responsibility to understand the impact of my reduced W-2 earnings on my employee benefits including, without limitation, the Company’s short/long-term disability plans, life insurance plans, the 401(k) plan and the Employee Stock Purchase Plan. _________(initial)

By signing below, I acknowledge that I have read and fully understand the Plan, the 2012 Plan and the related Notice of Grant of Nonqualified Stock Options and related Award Agreement. I am fully aware of the associated financial impact(s)/risk(s) of participating in the Plan.

Printed Name and Address of Participant:

Signature:

Date: